Exhibit 99.1

Issued — Monday 6 March 2006, Denver, Colorado and London, UK
GlaxoSmithKline And Myogen Announce
Pulmonary Arterial Hypertension Partnership

GlaxoSmithKline to Commercialise Ambrisentan in All Territories Outside of the U.S.
Myogen Receives Flolan Rights in U.S. and Will Launch Commercial Operations in Q2’06
GlaxoSmithKline (LSE and NYSE: GSK) and Myogen, Inc. (Nasdaq: MYOG) today announced a two-part collaboration in Pulmonary Arterial Hypertension (PAH). Myogen licensed commercialisation rights for ambrisentan, Myogen’s selective endothelin receptor antagonist (ERA) currently in Phase 3 development, to GlaxoSmithKline in all territories outside of the United States. Filing for marketing approval in the U.S. and Europe is expected later this year. Simultaneously, GlaxoSmithKline and Myogen entered into a distribution agreement whereby Myogen will be responsible for the marketing and distribution of GSK’s Flolan (epoprostenol sodium) a life-saving medicine for many patients, used in the treatment of PAH, in the United States.
“We are pleased to be in this alliance with Myogen and view this collaboration as a continuation of our corporate pipeline expansion,” said Andrew Witty, President, Pharma Europe GlaxoSmithKline. “Myogen’s innovative approach to collaboration on ambrisentan has provided both companies with a potentially rewarding opportunity by giving GlaxoSmithKline access to a product candidate in an indication we know very well. At the same time, Myogen will be able to establish a commercial presence in the PAH market in the United States.”
“I believe that GlaxoSmithKline, one of the premier pharmaceutical companies in the world, is the ideal ex-US partner for ambrisentan” said J. William Freytag, President and Chief Executive Officer of Myogen. “They have been a pioneer in the treatment of PAH and, through their decade-long experience with Flolan, have a deep understanding of the PAH regulatory and market environments. Meanwhile, the Flolan distribution agreement is expected to underwrite the development of our own commercial organisation and marketing and field selling expertise in PAH, well in advance of the potential launch of ambrisentan. We believe this strategic development will accelerate our understanding of customer needs, reimbursement opportunities and market dynamics in general.”

Under the terms of the ambrisentan license agreement, Myogen will receive an upfront payment of $20 million and, subject to the achievement of specific milestones, will be eligible to receive up to an additional $80 million in milestone payments. In addition, Myogen will also receive stepped royalties on product sales with an estimated average royalty in the mid-20% range, which reflect the late stage development status and market potential of ambrisentan. Myogen will be responsible for the continued clinical development of ambrisentan. GlaxoSmithKline will be responsible for all regulatory and commercial expenses in its licensed territories. The companies will share the costs of certain additional clinical development activities for ambrisentan.
Under the terms of the Flolan distribution agreement, Myogen will build a commercial support team and field sales organisation beginning in the second quarter of 2006 dedicated to the marketing and distribution of Flolan in the United States. The distribution agreement is a three year agreement with an option to renew upon mutual consent.
About Pulmonary Arterial Hypertension
PAH is a highly debilitating disease characterised by constriction of the blood vessels in the lungs, thereby increasing resistance to blood flow in the pulmonary tissues. The increased resistance makes it difficult for the heart to pump blood through the lungs to be oxygenated. Under this additional strain the heart responds by pumping harder and the pressure in the pulmonary artery rises, sometimes to very high levels.
Patients with PAH suffer from increasing shortness of breath as the heart has to work harder to pump against the elevated resistance from the blood vessels in the lungs. Left untreated, patients undergo an inexorable and rapid decline and ultimately may die of heart failure. PAH may occur without an apparent underlying cause, or it can occur secondary to diseases such as connective tissue disease, congenital heart defects, cirrhosis of the liver and HIV infection. PAH afflicts approximately 200,000 patients worldwide.
About Ambrisentan
Ambrisentan is an investigational drug being developed as a once-daily oral therapy for patients with PAH and has been granted orphan drug designation for the treatment of PAH in both the United States and European Union. In December, Myogen announced positive top-line results from the ARIES-2 trial, the first pivotal trial evaluating ambrisentan in PAH. Top-line results of a second important trial (ARIES-1) are expected to be announced in April 2006, with FDA and EMEA filing targeted for Q4 this year.
Ambrisentan is a non-sulfonamide, propanoic acid-class, type-A selective endothelin receptor antagonist. Endothelin is a small peptide hormone that plays a critical role in the control of blood flow and cell growth. Elevated endothelin blood levels are associated with several cardiovascular disease conditions, including pulmonary arterial hypertension, chronic renal disease, coronary artery disease, hypertension and chronic heart failure. Agents that block the detrimental effects of endothelin may provide benefits in the treatment of these conditions.

Myogen and GSK believe ambrisentan, which is being developed for less severely ill PAH patients, would be complementary to Flolan which is usually used in later stages of PAH disease.
About Flolan (epoprostenol sodium)
Flolan was approved by the FDA in 1995 and is indicated for the long-term intravenous treatment of primary pulmonary hypertension and pulmonary hypertension associated with the scleroderma spectrum of disease in NYHA Class III and Class IV patients who do not respond adequately to conventional therapy. Use of Flolan is contraindicated in patients with congestive heart failure due to severe left ventricular systolic dysfunction. Flolan should not be used in patients who develop pulmonary edema during dose initiation. Flolan is also contraindicated in patients with known hypersensitivity to the drug or structurally-related compounds. Flolan should be used only by clinicians experienced in the diagnosis and treatment of pulmonary hypertension. The diagnosis of PPH or PH/SSD should be carefully established. Please consult complete prescribing information for Flolan at www.gsk.com.
About GlaxoSmithKline
GlaxoSmithKline is one of the world’s leading research-based pharmaceutical and healthcare companies. GlaxoSmithKline is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For company information, visit www.gsk.com.
About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the future potential of the partnership, ambrisentan development and regulatory approval and projections regarding expected average royalties payable by GSK to Myogen, the potential benefits to Myogen of the Flolan distribution agreement and the expected timing of commencement of commercial operations by Myogen. Actual results and events could differ materially from those projected and investors should not place undue reliance on the forward-looking statements contained in this release.
Among other things, the potential approval and launch of ambrisentan in the United States and abroad, the average royalties payable by GSK to Myogen under the ambrisentan partnership agreement, the transition of Flolan distribution from GSK to Myogen and the projected commencement of Myogen commercial operations, may be affected by difficulties or delays, including difficulties or delays caused by regulatory issues, manufacturing issues, hiring and employee retention issues, competition from other biotechnology and pharmaceutical companies and future clinical trial results, including Myogen’s ARIES-1 trial of ambrisentan in patients with PAH. If Myogen’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and Myogen and its sublicenses will not be able to market them. Even if the Myogen’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or Myogen or its sublicenses may face post-approval problems that require the withdrawal of its product from the market. If Myogen is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.
Additional risks and uncertainties relating to Myogen and its business can be found in the “Risk Factors” section of Myogen’s Form 10-K for the year ended December 31, 2004, in Myogen’s reports on Form 10-Q and Form 8-K and in other documents filed by Myogen with the Securities and Exchange Commission (SEC). It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the SEC. Myogen generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in expectations.
Myogen Enquiries:

Director, Investor Relations, Myogen, Inc.	Derek K. Cole,	(303) 464 3986
derek.cole@myogen.com
GSK Enquiries:

UK Media enquiries:	Philip Thomson	(020) 8047 5502
	Chris Hunter-Ward	(020) 8047 5502
	Alice Hunt	(020) 8047 5502

US Media enquiries:	Nancy Pekarek	(215) 751 7709
	Mary Anne Rhyne	(919) 483 2839
	Patricia Seif	(215) 751 7709

European Analyst/Investor enquiries:	Duncan Learmouth	(020) 8047 5540
	Anita Kidgell	(020) 8047 5542
	Jen Hill	(020) 8047 5543
	David Mawdsley	(020) 8047 5564

US Analyst/ Investor enquiries:	Frank Murdolo	(215) 751 7002
	Tom Curry	(215) 751 5419